Exhibit 10.1

Execution Copy

PURCHASE AND SALE AGREEMENT
BY AND AMONG
MERIT MANAGEMENT PARTNERS I, L.P., MERIT ENERGY PARTNERS III, L.P.,
AND MERIT ENERGY PARTNERS D-III, L.P.
AS SELLER
AND
PETROLEUM DEVELOPMENT CORPORATION
AS PURCHASER
Executed on May 11, 2012
Weld, Adams and Boulder Counties, Colorado

2116002.12

TABLE OF CONTENTS
Page

ARTICLE 1 PURCHASE AND SALE    1

Section 1.1	Purchase and Sale. 1

Section 1.2	Assets. 1

Section 1.3	Excluded Assets. 3

Section 1.4	Effective Time; Proration of Costs and Revenues. 4

Section 1.5	Delivery of Records. 6
ARTICLE 2 PURCHASE PRICE    6

Section 2.1	Purchase Price. 6

Section 2.2	Adjustments to Purchase Price. 6

Section 2.3	Deposit. 8
ARTICLE 3 TITLE MATTERS    9

Section 3.1	Seller's Title. 9

Section 3.2	Definition of Defensible Title. 9

Section 3.3	Definition of Title Defect. 10

Section 3.4	Definition of Permitted Encumbrances. 11

Section 3.5	Title Defects and Title Benefits. 13

Section 3.6	Casualty or Condemnation Loss. 18

Section 3.7	Retained Litigation. 19

Section 3.8	Limitations on Applicability. 20
ARTICLE 4 ENVIRONMENTAL MATTERS    20

Section 4.1	Assessment. 20

Section 4.2	NORM, Wastes and Other Substances. 22

Section 4.3	Environmental Defects. 23

Section 4.4	Inspection Indemnity. 24

Section 4.5	Exclusive Remedy. 24
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER    25

Section 5.1	Generally. 25

Section 5.2	Existence and Qualification. 25

Section 5.3	Power. 25

Section 5.4	Authorization and Enforceability. 25

Section 5.5	No Conflicts. 26

Section 5.6	Liability for Brokers' Fees. 26

Section 5.7	Litigation. 26

i

Section 5.8	Taxes and Assessments. 26

Section 5.9	Compliance with Laws. 27

Section 5.10	Contracts. 27

Section 5.11	Payments for Hydrocarbon Production. 28

Section 5.12	Governmental Authorizations. 28

Section 5.13	Outstanding Capital Commitments. 28

Section 5.14	Imbalances. 28

Section 5.15	Condemnation. 28

Section 5.16	Bankruptcy. 29

Section 5.17	Affiliated Contracts. 29

Section 5.18	Foreign Person. 29

Section 5.19	No Liens. 29

Section 5.20	Audits. 29

Section 5.21	Judgments. 29

Section 5.22	Tax Partnerships. 29

Section 5.23	Preferential Rights to Purchase and Areas of Mutual Interest. 29

Section 5.24	Transfer Requirements. 29

Section 5.25	Surface Use Agreements, Surface Access. 30

Section 5.26	Plugging and Abandonment Obligations. 30

Section 5.27	Environmental. 30

Section 5.28	Appropriate Disposal. 30
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER    30

Section 6.1	Existence and Qualification. 31

Section 6.2	Power. 31

Section 6.3	Authorization and Enforceability. 31

Section 6.4	No Conflicts. 31

Section 6.5	Liability for Brokers' Fees. 31

Section 6.6	Litigation. 31

Section 6.7	Financing. 32

Section 6.8	Limitation. 32

Section 6.9	SEC Disclosure. 32

Section 6.10	Bankruptcy. 32

Section 6.11	Qualification. 32

Section 6.12	Independent Evaluation. 32
ARTICLE 7 COVENANTS OF THE PARTIES    33

Section 7.1	HSR Act. 33

Section 7.2	Government Reviews. 33

Section 7.3	Notification of Breaches. 33

Section 7.4	Letters-in-Lieu; Assignments; Operatorship. 34

Section 7.5	Public Announcements. 35

Section 7.6	Operation of Business. 35

Section 7.7	Preference Rights and Transfer Requirements. 36

Section 7.8	Suspense Accounts. 37

Section 7.9	Tax Matters. 38

Section 7.10	Further Assurances. 39

Section 7.11	Insurance 40

Section 7.12	No Solicitation of Transactions. 40

Section 7.13	Record Retention. 40

Section 7.14	Audit Rights. 41

Section 7.15	Bonds, Letters of Credit and Guarantees. 41

Section 7.16	Cure of Misrepresentations. 42

Section 7.17	Cooperation with Respect to Seller Retained Litigation, Etc. 42

Section 7.18	Plugging, Abandonment, Decommissioning and Other Costs. 42

Section 7.19	Employee Matters. 42
ARTICLE 8 CONDITIONS TO CLOSING    44

Section 8.1	Conditions of Seller to Closing. 44

Section 8.2	Conditions of Purchaser to Closing. 45
ARTICLE 9 CLOSING    46

Section 9.1	Time and Place of Closing. 46

Section 9.2	Obligations of Seller at Closing. 47

Section 9.3	Obligations of Purchaser at Closing. 47

Section 9.4	Closing Adjustments and Closing Payment. 48
ARTICLE 10 TERMINATION    50

Section 10.1	Termination. 50

Section 10.2	Effect of Termination. 51

Section 10.3	Distribution of Deposit Upon Termination. 51
ARTICLE 11 POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS    51

Section 11.1	Purchaser's Assumption of Liabilities and Obligations. 51

Section 11.2	Seller's Retention of Liabilities and Obligations. 52

Section 11.3	Survival. 52

Section 11.4	Indemnification by Seller. 53

Section 11.5	Indemnification by Purchaser. 53

Section 11.6	Indemnification Proceedings. 54

Section 11.7	Limitations on Indemnities. 56

Section 11.8	Release. 56

Section 11.9	Disclaimers. 56

Section 11.10	Recording. 58

Section 11.11	Non-Compensatory Damages. 58
ARTICLE 12 MISCELLANEOUS    58

Section 12.1	Counterparts. 58

Section 12.2	Notices. 59

Section 12.3	Transfer Taxes. 59

Section 12.4	Expenses. 60

Section 12.5	Change of Name. 60

Section 12.6	Governing Law and Venue. 60

Section 12.7	Captions. 60

Section 12.8	Waivers. 60

Section 12.9	Assignment. 61

Section 12.10	Entire Agreement. 61

Section 12.11	Amendment. 61

Section 12.12	No Third-Party Beneficiaries. 61

Section 12.13	References. 61

Section 12.14	Construction. 62

Section 12.15	Conspicuousness. 62

Section 12.16	Severability. 62

Section 12.17	Time of Essence. 62

Section 12.18	Dispute Resolution. 63

Section 12.19	Limitation on Damages. 64

EXHIBITS

Exhibit A        Leases
Exhibit A-1        Wells and Units
Exhibit B        Form of Assignment, Conveyance and Bill of Sale

SCHEDULES
Schedule 1.2(d)    Contracts
Schedule 1.2(e)    Easements
Schedule 1.2(k)    Vehicles
Schedule 1.3(e)    Excluded Assets
Schedule 3.4(m)    Permitted Encumbrances
Schedule 3.4(t)    Non-Consent Operations
Schedule 5.7        Litigation
Schedule 5.8        Taxes and Assessments
Schedule 5.9        Compliance with Laws
Schedule 5.10        Contracts
Schedule 5.11        Hydrocarbon Production Payments
Schedule 5.12        Governmental Authorizations
Schedule 5.13        Outstanding Capital Commitments
Schedule 5.14        Imbalances
Schedule 5.17        Affiliate Contracts
Schedule 5.19        Liens
Schedule 5.20        Audits
Schedule 5.27        Environmental
Schedule 5.28        Appropriate Disposal
Schedule 7.6        Operation of Business
Schedule 7.7        Preference Rights and Transfer Requirements
Schedule 7.8        Suspense Accounts

v

DEFINITIONS
“Adjustment Period” means the period between the Effective Time and the Closing Date.
“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.
“AFE” means authority for expenditure.
“Affected Well” has the meaning set forth in Section 3.5(i)(v).
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreed Accounting Firm” has the meaning set forth in Section 9.4(c).
“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.
“Agreement” means this Purchase and Sale Agreement.
“Allocated Value” has the meaning set forth in Section 3.5(a).
“Applicable Contracts” means all Contracts by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Purchaser after the Closing, including, without limitation, the following: farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, of Seller and primarily related to the Properties or other Assets, but excluding any master service agreements.
“Anderson Escrow” means those amounts held in trust by Rust Consulting pursuant to Seller's settlement of that certain Anderson v. Merit Energy Company and Miller, et al. litigation.
“Anderson Settlement Agreement” means that certain Settlement Agreement dated June 19, 2009, by and among Merit Energy Company, a Delaware corporation, and Benard Harold Anderson, et al, approved by Final Judgment and Dismissal With Prejudice dated October 20, 2009 in Anderson v. Merit Energy Company, Civil Case No. 07-cv-00916-LTB-BNB, United States District Court for the District of Colorado.
“Assessment” has the meaning set forth in Section 4.1(b).

“Assets” has the meaning set forth in Section 1.2.
“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.
“Business Employees” means those full time and part time employees (hourly and salaried) of Seller as identified by Seller whose primary employment is related to the Assets.
“Buyer Retirement Plan” means any tax qualified retirement plan maintained by Purchaser or its Affiliates.
“Casualty Loss” has the meaning set forth in Section 3.6(b).
“Claim” or “Claims” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter Person.
“Claim Notice” has the meaning set forth in Section 11.3(b).
“Closing” has the meaning set forth in Section 9.1.
“Closing Date” has the meaning set forth in Section 9.1.
“Closing Payment” has the meaning set forth in Section 9.4(a).
“Closing Statements” means the Preliminary Closing Statement and the Final Closing Statement.
“COBRA” has the meaning set forth in Section 7.19(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 4.1(g).
“Contracts” has the meaning set forth in Section 1.2(d).
“Conveyance” has the meaning set forth in Section 3.1(b).
“Cure Period” has the meaning set forth in Section 3.5(c).
“Customary Post-Closing Consents” means the consents and approvals for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.
“Defective Support Property” has the meaning set forth in Section 3.5(i)(v).
“Defensible Title” has the meaning set forth in Section 3.2.
“Deposit” has the meaning set forth in Section 2.3.
“Dispute” has the meaning set forth in Section 12.18.
“DOJ” means the Department of Justice.

“Easements” has the meaning set forth in Section 1.2(e).
“Effective Time” has the meaning set forth in Section 1.4(a).
“Employment Laws” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to the hiring, employment, or termination of employment of any individual, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, any other federal, state, or municipal law prohibiting discrimination or termination for any reason, Section 409A of the Internal Revenue Code or any other provision of federal, state, or local income tax law, any statute concerning workers compensation or unemployment compensation benefits, and all applicable employment law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the Seller. The term “Employment Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.
“Environmental Claim Date” has the meaning set forth in Section 4.3(a).
“Environmental Defect” has the meaning set forth in Section 4.3(a).
“Environmental Defect Amount” has the meaning set forth in Section 4.3(a).
“Environmental Defect Deductible” has the meaning set forth in Section 4.3(c).
“Environmental Defect Notice” has the meaning set forth in Section 4.3(a).
“Environmental Defect Property” has the meaning set forth in Section 4.3(a).
“Environmental Laws” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to Hazardous Materials alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a

Governmental Body pursuant to the foregoing.
“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, prejudgment and post-judgment interest, court costs, attorneys' fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to, on or after the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Materials, any violation of, or any remediation or obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to, on or after the Effective Time.
“Equipment” has the meaning set forth in Section 1.2(f).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agreement” shall mean that certain Escrow Agreement executed by and among Purchaser, Seller and a third party escrow agent to govern the retention and disbursement of funds relating to the Retained Litigation.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Final Adjustment” has the meaning set forth in Section 9.4(b).
“Final Closing Statement” has the meaning set forth in Section 9.4(b).
“Final Purchase Price” has the meaning set forth in Section 9.4(b).
“Final Settlement Date” has the meaning set forth in Section 9.4(b).
“FTC” shall mean the Federal Trade Commission.
“Fundamental Representations” has the meaning set forth in Section 11.3(a).
“Fundamental Survival Period” has the meaning set forth in Section 11.3(a).
“Geologic Data” means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Purchaser agrees to pay such additional consideration).
“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.
“Group Health Plan” has the meaning set forth in Section 7.19(d).
“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.
“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.
“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.
“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii).
“Indemnified Party” has the meaning set forth in Section 11.6.
“Indemnifying Party” has the meaning set forth in Section 11.6.
“Indemnity Deductible” has the meaning set forth in Section 11.7(b).
“Independent Expert” has the meaning set forth in Section 4.3(b).
“Individual Benefit Threshold” has the meaning set forth in Section 3.5(l).

x

“Individual Environmental Threshold” has the meaning set forth in Section 4.3(c).
“Individual Title Threshold” has the meaning set forth in Section 3.5(l).
“Interim Operations Liabilities” has the meaning set forth in Section 11.2.
“Invasive Activity” has the meaning set forth in Section 4.1(b).
“Lands” has the meaning set forth in Section 1.2(a).
“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.
“Leases” has the meaning set forth in Section 1.2(a).
“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).
“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional Losses, costs or liabilities that may arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.
“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole and as currently operated.
“Material Casualty Loss” has the meaning set forth in Section 3.6(b).
“Material Environmental Defect” means an uncured Environmental Defect that exceeds the Individual Environmental Threshold.
“Material Indemnification Matter” has the meaning set forth in Section 11.7(b).
“Material Title Benefit” means a Title Benefit that exceeds the Individual Benefit Threshold.
“Material Title Defect” means an uncured Title Defect that exceeds the Individual Title Threshold.
“Net Revenue Interest” has the meaning set forth in Section 3.2(b).
“New Employee” has the meaning set forth in Section 7.19(b).
“Non-Consent Operation” has the meaning set forth in Section 3.2(c).
“Non-Fundamental Survival Period” has the meaning set forth in Section 11.3(a).

“NORM” means naturally occurring radioactive material.
“Notice Period” has the meaning set forth in Section 11.6(a).
“P&A Obligations” has the meaning set forth in Section 7.18.
“Permitted Encumbrances” has the meaning set forth in Section 3.4.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Personal Property” has the meaning set forth in Section 1.2(g).
“Pipelines” has the meaning set forth in Section 1.2(g).
“Post-Close Cure Period” has the meaning set forth in Section 3.5(d)(iii).
“Post-Closing Title Claim Date” has the meaning set forth in Section 3.5(f).
“Preference Property” has the meaning set forth in Section 7.7(b).
“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Preliminary Closing Statement” has the meaning set forth in Section 9.4(a).
“Proceeding” has the meaning set forth in Section 5.7.
“Properties” has the meaning set forth in Section 1.2(c).
“Property Costs” has the meaning set forth in Section 1.4(b).
“Property Taxes” means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes and Transfer Taxes.
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Indemnified Persons” has the meaning set forth in Section 11.4.
“Purchaser's Assumed Obligations” has the meaning set forth in Section 11.1.
“Purchaser's Proposed Drilling Locations” means any locations listed on Exhibit A-1 which were identified and included thereon by Purchaser and were not previously identified by Seller in its presentation materials from the August 2011 data package. The Parties have attempted to identify Purchaser's Proposed Drilling Locations with both a “RSV_CAT” designation of “2LOC” and “SOURCE” designation of “NEW” ” on Exhibit A-1 (provided, however that any failure by the Parties to identify such Drilling Locations with the correct designation of both “2LOC” and “NEW” shall not prevent Drilling Location from constituting a Purchaser's Proposed Drilling Location).
“Purchaser's Representatives” has the meaning set forth in Section 4.1(a).
“Records” has the meaning set forth in Section 1.2(j).
“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS or Purchaser INDEMNIFIED PERSONS, as the case may be; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT APPLY IN THE EVENT OF SUCH PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OTHER THAN IN CONNECTION WITH A CLAIM FOR INDEMNIFICATION BY SELLER INDEMNIFIED PERSONS UNDER (Section 11.5(D), IN WHICH CASE THIS CARVEOUT FOR GROSS NEGLIGENCE AND WILLFUL MISCONDUCT SHALL NOT APPLY); AND/OR
A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER'S PROPERTY OR SELLER'S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS);
“Representation” has the meaning set forth in Section 11.3(a).
“Retained Asset” has the meaning set forth in Section 7.7(c).
“Retained Employee Liabilities” means any liabilities of Seller or any of its Affiliates (i) under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or similar state or local law), as a result of actions taken by Seller or any of its Affiliates on or prior to the Closing, (ii) with respect to the employment of individuals by Seller or its Affiliates (or the use by Seller or its Affiliates of other service providers), including but not limited to (A) liabilities for base salary, bonus, or other compensation for services performed by Seller or its Affiliates (including tax withholding regarding same) and (B) liabilities arising out of claims by or on behalf of employees or other service providers of Seller or any of its Affiliates with respect to events that occur on or prior to the Closing and that relate to their employment with or provision of services to, or the terminations of their employment from or provision of services to, Seller or its Affiliates, (iii) under or with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or other compensation benefit plan, program, or arrangement that is or has been sponsored by, contributed to, or maintained by, Seller or any of its Affiliates, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transaction contemplated by this Agreement.

“Retained Litigation” has the meaning set forth in Section 3.7(a).
“Retained Litigation Escrow” has the meaning set forth in Section 3.7(a).
“Seller” has the meaning set forth in the preamble hereto.
“Seller Indemnified Persons” has the meaning set forth in Section 11.5.
“Seller Operated Assets” shall mean Assets operated by Seller.
“Seller Party” has the meaning set forth in the preamble hereto.
“Seller Retirement Plan” means any tax qualified retirement plan maintained by Seller or its Affiliates.
“Seller's Retained Obligations has the meaning set forth in Section 11.2.
“Severance Taxes” means all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.
“Survival Period” has the meaning set forth in Section 11.3(a).
“Tax Returns” means any report, return, information statement, payee statement or other information, or any amendment thereof, required to be provided to any Governmental Body with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto.
“Taxes” means (i) all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto and (ii) all payments or remittances required to be made under any escheat or unclaimed property Laws.
“Termination Date” has the meaning set forth in Section 10.1(b)(i).
“Third Party Claim” has the meaning set forth in Section 11.6(a).
“Title Arbitrator” has the meaning set forth in Section 3.5(k).
“Title Benefit” has the meaning set forth in Section 3.3.
“Title Benefit Amount” has the meaning set forth in Section 3.5(j).
“Title Benefit Deductible” has the meaning set forth in Section 3.5(l).
“Title Benefit Notice” has the meaning set forth in Section 3.5(b).

“Title Claim Date” has the meaning set forth in Section 3.5(a).
“Title Defect” has the meaning set forth in Section 3.3.
“Title Defect Amount” has the meaning set forth in Section 3.5(i).
“Title Defect Deductible” has the meaning set forth in Section 3.5 (l).
“Title Defect Notice” has the meaning set forth in Section 3.5(a).
“Title Defect Property” has the meaning set forth in Section 3.5(a).
“Title Disputed Matters” has the meaning set forth in Section 3.5(k).
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Easements or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Easements or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Transfer Taxes” means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar Taxes, fees and charges, and any penalties, additions to Tax, and interest levied or assessed thereon (but not including Severance Taxes or Income Taxes) that are incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement.
“Units” has the meaning set forth in Section 1.2(c).
“WARN” has the meaning set forth in Section 7.19(f).
“Wells” has the meaning set forth in Section 1.2(b).
“Working Interest” has the meaning set forth in Section 3.2(b).

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is executed on May 11, 2012, by and between Merit Management Partners I, L.P., Merit Energy Partners III, L.P., and Merit Energy Partners D-III, L.P., each a Delaware limited partnership (collectively, “Seller” and each a “Seller Party”), and Petroleum Development Corporation, dba PDC Energy, a Nevada corporation (“Purchaser”).
RECITALS
A.    Seller owns various oil and gas properties, either of record or beneficially, in Weld, Adams and Boulder Counties, Colorado, more fully described in the exhibits hereto.
B.    Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.
C.    Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions Section hereof.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
PURCHASE AND SALE

Section 1.1    Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the obligations attributable to the Assets (including, without limitation the Purchaser Assumed Obligations).
Section 1.2    Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller's right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):
(a)All of the oil and gas leases, subleases and other leaseholds described on Exhibit A, together with all amendments, supplements, renewals, extensions or ratifications thereof (collectively, the “Leases”), and all mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, farmout rights, options, and other properties and interests covering or relating to the Leases, together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)All oil, gas, water, disposal or injection wells located on or associated with the Lands, whether producing, shut-in, or temporarily abandoned, including the wells that are shown on Exhibit A-1 (even if the wells on Exhibit A-1 are not located on or associated with the Lands), whether producing, shut-in, or temporarily abandoned (collectively, the “Wells”);

(c)All interest of Seller derived from the Leases in or to any pools or units which include any Lands or all or a part of any Leases or include any Wells, including (even to the extent not located on the Lands) those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)All contracts, agreements and instruments that relate to or are otherwise applicable to the Properties, only to the extent such contracts are valid and existing and applicable to the Properties rather than Seller's other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including but not limited to those identified on Schedule 1.2(d) (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that “Contracts” shall not include the instruments constituting the Leases or Easements;

(e)All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f)All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties owned by Seller and used or held for use in connection with the operation of the Properties (other than vehicles which are addressed specifically by Section 1.2(k) (collectively, “Equipment”);

(g)All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)All Hydrocarbons produced from or attributable to the Leases, Lands, Wells and Units from and after the Effective Time;

(i)All Imbalances;

(j)All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller's or any of its Affiliates' legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k)Those vehicles specifically listed on Schedule 1.2(k);

(l)All Geological Data;

(m)All claims and causes of action (i) arising from acts, omissions or events or damage to or destruction of any property described in Section 1.2(a) through Section 1.2(m) with respect to all periods prior to and after the Effective Time or related to Purchaser's Assumed Obligations, and (ii) for insurance proceeds from any policy of insurance now or previously held by Seller that are or may potentially provide recovery for any of the Purchaser Assumed Obligations or Environmental Liabilities, regardless of when they arise; and

(n)Commercial office lease for 1221 40th Street, Evans, Colorado 80620 and, except to the extent provided in Section 1.3(k), all personal property located on such premises.

Section 1.3    Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):
(a)all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller's business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(j) and copies of any other Records retained by Seller pursuant to Section 1.5

(b)all reserve estimates, economic estimates, and, to the extent excluded from Section 1.2(j), all logs, interpretive data, technical evaluations and technical outputs;

(c)all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller's predecessors in interest and title attributable to periods prior to the Effective Time to the extent such rights arise prior to the expiration of the Non-Fundamental Survival Period;

(d)Seller's area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller's business generally;

(e)those items listed in Schedule 1.3(e);

(f)all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g)except to the extent specifically provided in Section 1.2(k), all right, title and interest of Seller in and to vehicles used in connection with the Assets;

(h)any agreements excluded from the definition of “Contracts” in Section 1.2(d);

(i)all rights, titles, claims and interests of Seller or any Affiliate of Seller to or under any bond or bond proceeds;

(j)any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(k)the following computer equipment located at the office location referenced in Section 1.2(n) above: Cisco 3750x-48p Switch, Cisco 1131AG Access Point, Laptop with computer name FLT-MKRIMM, and Desktop with computer name FWS-LWOLLER.;

(l)all proprietary and other computer software;

(m)all documents and instruments of Seller that may be protected by an attorney-client privilege, other than title opinions;

(n)the Anderson Escrow; and

(o)any offices, office leases or personal property that are not directly related to the Assets.

Section 1.4    Effective Time; Proration of Costs and Revenues.

(a)Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but for purposes of the adjustments made to the Closing Statements certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, on April 1, 2012 (the “Effective Time”), as described below.

(b)“Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, as applicable. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, royalties and overriding royalties payable on account of production from the Assets, and Severance Taxes and Property Taxes, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, by unaffiliated third parties and, with respect to Assets operated by Seller, Four Hundred Thousand Dollars ($400,000) per month (prorated for any partial months as applicable), but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 11 or elsewhere in this Agreement. Determination of whether Property Costs are attributable to the period before or after the Effective Time for purposes of the adjustments in the Closing Statements shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Statements, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons, including natural gas liquids, shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters (whichever meter is closest to the Well) on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures, consistent with industry practices, to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment for purposes of the Preliminary Closing Statement (as defined in Section 9.4(a)). Taxes, right-of-way fees, insurance premiums and the Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time. Taxes that are Property Taxes shall be attributable to the periods before or after the Effective Time in accordance with Section 7.9.

Section 1.5    Delivery of Records.

Seller, at Purchaser's sole cost and expense, shall deliver production revenue pay decks, and Records pertaining to Lease rentals, shut-in payments and similar Lease maintenance payments, surface use rentals, joint interest billings and similar records reasonably necessary to Purchaser's immediate operation of the Assets to Purchaser within three (3) days of Closing and shall use commercially reasonable efforts to deliver all remaining Records promptly thereafter but in no event later than thirty (30) days following Closing. Other than any original Records retained by Seller pursuant to Section 1.2(j), Purchaser shall be entitled to all original Records maintained by Seller. Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for their own account.
ARTICLE 2
PURCHASE PRICE

Section 2.1    Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be Three Hundred Thirty Million Five Hundred Ninety-Eight Thousand Eight Hundred Dollars ($330,598,800.00) payable in United States currency by wire transfer in same day funds as and when provided in this Agreement and as adjusted as provided in Section 2.2.
Section 2.2    Adjustments to Purchase Price.

For purposes of the Closing Statements, the Purchase Price for the Assets shall be adjusted as follows (with such adjustments being made so as not to give any duplicative effect) with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards:
(a)Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

(i)
the aggregate amount of the following proceeds actually received by Purchaser: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Severance Taxes not reimbursed to Purchaser by the purchaser of Hydrocarbon production) produced from or attributable to the Properties for periods prior to the Effective Time, and (ii) other proceeds earned with respect to the Assets for periods prior to the Effective Time;

(ii)
the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets for the period after the Effective Time which are actually paid by Seller and incurred by Seller (including any overhead costs under Section 1.4(b) deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a)(i);

(iii)	the value of the amount of merchantable Hydrocarbons stored in tanks and pipelines measured from the load line up, in each case, that is attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value shall be computed at the applicable third-party contract prices for the month of May 2012 for such stored Hydrocarbons);

(iv)
the actual net aggregate Imbalances set forth on Schedule 5.14, if any, owed by third parties to Seller as of the Effective Time, multiplied by the first-of-the-month price per MMBtu of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs;

(v)	subject to the Title Benefit Deductible, the Title Benefit Amount with respect to each Material Title Benefit for which the Title Benefit Amount has been determined; and

(vi)	any other amount provided in this Agreement or agreed upon in writing by Seller and Purchaser.

(b)Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

(i)
the aggregate amount of the following proceeds actually received by Seller: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Severance Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the period between the Effective Time and the date the Final Closing Statement is executed by Seller and Purchaser, and (ii) other proceeds earned with respect to the Assets during the period between the Effective Time and the date the Final Closing Statement is executed by Seller and Purchaser;

(ii)
the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets for the period prior to the Effective Time which are actually paid by Purchaser, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(b)(i);

(iii)	to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(iv)
with respect to a Material Title Defect that is not waived or cured on or before Closing in accordance with Section 3.5(d), subject to the Title Defect Deductible, the Title Defect Amount with respect to such Material Title Defect for which the Title Defect Amount has been determined;

(v)	with respect to a Material Environmental Defect that is not waived or cured on or before Closing and for which the Purchase Price is to be adjusted in accordance with Section 4.3(c), subject to the Environmental Defect Deductible, the Environmental Defect Amount with respect to such Material Environmental Defect for which the Environmental Defect Amount has been determined;

(vi)	to the extent provided in Section 3.6(b) with respect to any Material Casualty Loss;

(vii)
the actual net aggregate Imbalances set forth on Schedule 5.14, if any, owed by Seller to third-parties, as of the Effective Time, multiplied by the first-of-the-month price per MMBtu of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs;

(viii)
the amount of revenue held in suspense for working interests, royalties, overriding royalties and similar leasehold burdens, which payment obligations are assumed by Purchaser pursuant to Section 11.1; and

(ix)	any other amount provided in this Agreement or agreed upon in writing by Seller and Purchaser.

Each adjustment made pursuant to Section 2.2(b)(i) shall serve to satisfy, up to the amount of the adjustment, Purchaser's entitlement to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(a)(ii) shall serve to satisfy, up to the amount of the adjustment, Purchaser's obligation to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.
Section 2.3    Deposit.

Concurrently with the execution of this Agreement, Purchaser has paid to Seller an earnest money deposit in an amount equal to Twenty Million Dollars ($20,000,000.00) (the “Deposit”); provided that credit shall be given for any deposit paid by Purchaser to Seller pursuant to the letter of intent between Purchaser and Seller dated March 28, 2012. The Deposit shall be non-interest bearing (except to the extent it is returned to Purchaser in accordance with Section 10.3(b)) and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.
ARTICLE 3
TITLE MATTERS

Section 3.1    Seller's Title.

(a)Except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser's right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller's title to any of the Assets, and Purchaser hereby acknowledges and agrees that the sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 3.5(d) or terminate this Agreement pursuant to Section 10.1 and (ii) after Closing, shall be Purchaser's right to adjust the Purchase Price as set forth in Section 3.5(g) or pursuant to the special warranty of title referenced in Section 3.1(b).

(b)The conveyance covering the Assets to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B (the “Conveyance”). The Conveyance shall contain a special warranty of title by, through and under Seller and its Affiliates, but not otherwise, to the Units, Leases and Wells shown on Exhibit A and Exhibit A-1 and other Assets, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise. Any Claim by Purchaser under Seller's special warranty of title in the Conveyance shall be limited to the Allocated Value of any Units, Wells or other Assets set forth on Exhibit A-1.

(c)Purchaser shall not be entitled to protection under Seller's special warranty of title in the Conveyance against any Title Defect (i) asserted by Purchaser under Section 3.5(a) or Section 3.5(f) or (ii) actually known by Purchaser or any of its Affiliates prior to the Post-Closing Title Claim Date or (iii) any Permitted Encumbrances.

(d)Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter as a Title Defect before Closing pursuant to Section 3.5(a), or after Closing pursuant to Section 3.5(f), and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2    Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means the title of Seller with respect to the Units, Wells or other Assets shown on Exhibit A-1 that, except for and subject to Permitted Encumbrances:
(a)Entitles Seller (and Purchaser from and after the Effective Time) to receive a share of the Hydrocarbons produced, saved and marketed from any Unit, Well or other Asset shown in Exhibit A-1 throughout the duration of the productive life of such Unit, Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Well or other Asset, except (solely to the extent that such actions do not cause a breach of Seller's covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units (including, without limitation, force pooled units and spacing units), decreases in connection with any payouts of non-consent penalties as reflected in Exhibit A-1, and decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, provided that such underproduction and under deliveries are identified on Schedule 5.14, and except as stated in such Exhibit A-1;

(b)Obligates Seller (and Purchaser from and after the Effective Time) to bear a percentage of the costs and expenses for the maintenance, development and operation of any Unit, Well or other Asset shown in Exhibit A-1 (“Working Interest”) not greater than the Working Interest shown in Exhibit A‑1 for such Unit, Well or other Asset without increase throughout the productive life of such Unit, Well or other Asset, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller's Net Revenue Interest;

(c)Is not subject to penalty or other reduction in interest attributable to a Well or Unit shown in Exhibit A-1 under any agreement with third parties or pursuant to any applicable Law in connection with any third-party operations proposal made between September 1, 2011 and the execution of this Agreement with respect to which Purchaser did not consent or otherwise failed to participate (each, a “Non-Consent Operation”), unless Purchaser is provided written notice of such Non-Consent Operation and Purchaser instructs Seller in writing not to consent or otherwise participate in such Non-Consent Operation; and

(d)Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects (other than Permitted Encumbrances).

Section 3.3    Definition of Title Defect.

As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or Working Interest) that causes Seller not to have Defensible Title in and to the Units, Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Unit, Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Seller's Working Interest above that shown in Exhibit A-1 as of the Effective Time. Notwithstanding the foregoing, the following shall not be considered Title Defects:
(a)defects based solely on lack of information in Seller's files;

(b)defects arising out of lack of corporate or other entity authorization unless Purchaser provides evidence that the action was not authorized and results in another Person's superior claim of title to the relevant Asset;

(c)defects based on failure to record Leases issued by any state or federal Governmental

Body, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located;

(d)defects based on a gap in Seller's chain of title in the county records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman's title chain (which documents shall be included in a Title Defect Notice);

(e)defects that have been cured by applicable Laws of limitation or prescription; and

(f)defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws.

Section 3.4    Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:
(a)Royalties and any overriding royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce Seller's Net Revenue Interest below that shown in Exhibit A-1 or increase Seller's Working Interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b)All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller's Net Revenue Interest below that shown in Exhibit A-1 or increase Seller's Working Interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(c)Preference Rights set forth on Schedule 7.7 to the extent addressed by the procedures set forth in Section 7.7;

(d)Transfer Requirements set forth on Schedule 7.7 to the extent addressed by the procedures set forth in Section 7.7;

(e)Liens for current Taxes or assessments not yet delinquent or, if delinquent, are set forth on Schedule 5.8 as being contested in good faith in the normal course of business;

(f)Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(g)All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h)Rights of reassignment contained in any Leases, or assignments thereof, arising upon final intention to abandon or release the Assets, or any of them;

(i)Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Seller's Net Revenue Interest below that shown in Exhibit A-1, (ii) increase Seller's Working Interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k)All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(m)Any matters shown on Schedule 3.4(m);

(n)Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller's Net Revenue Interest below that shown in Exhibit A-1, or increase Seller's Working Interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest;

(o)Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 3.5(l);

(p)Imbalances associated with the Assets;

(q)Liens granted under applicable joint operating agreements for amounts not yet delinquent;

(r)Such Title Defects as Purchaser may have waived expressly in writing;

(s)Any vertical drilling location that is determined to be a Non-Consent Operation that was not included in Schedule 3.4(t), to the extent such vertical drilling location does not operationally interfere with any horizontal drilling location identified on Exhibit A-1 by both “2LOC” and “HZ” and any other location with respect to which Seller (or, after Closing, Purchaser) is not legally precluded from drilling another drilling location in accordance with the applicable field rules established by the Oil and Gas Conservation Commission of the State of Colorado.

(t)Any Non-Consent Operations identified on Schedule 3.4(t);

(u)Any matters with respect to which the Parties have agreed to handle in accordance with Section 3.7 of this Agreement; and

(v)Any matters with respect to Purchaser's Proposed Drilling Locations where Seller's lack of ownership in the Niobrara formation is identified in presentation materials entitled “FINAL - Adams County Acreage__Niobrara acreage.xlsx” and “FINAL - Weld County Acreage__Niobrara acreage.xlsx.” provided by Seller or Seller's agent to Purchaser, or where Seller had not otherwise identified any ownership in the Niobrara formation.

Section 3.5    Title Defects and Title Benefits.

(a)To assert a claim of a Title Defect prior to Closing, Purchaser must deliver a claim notices to Seller (each a “Title Defect Notice”) on or before 5:00 p.m. Central Time on June 15, 2012 (the “Title Claim Date”); provided, however, that Purchaser agrees that it will use reasonable efforts to furnish Seller once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Title Claim Date, written notice of any Title Defect that any officer of Purchaser or its Affiliates discovers or learns during such two (2) week period, which may be preliminary in nature and supplemented prior to the Title Claim Date; provided, however, that the failure of Purchaser to give Seller any such preliminary notices shall not waive any Title Defects or constitute a breach of this Agreement. The Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the individual Units, Wells or other Assets in Exhibit A-1 affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based. For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Unit, Well or other Asset in Exhibit A-1.

(b)Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units, Wells or other Assets shown on Exhibit A-1 affected, (iii) the Allocated Values of the Units, Wells or other Assets shown on Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Units, Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller's belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice to Purchaser on or before the Title Claim Date.

(c)Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove a Title Defect to the reasonable satisfaction of Purchaser at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised in writing by Purchaser.

(d)In the event that any Title Defect asserted pursuant to Section 3.5(a) is not waived by Purchaser or cured on or before Closing to the reasonable satisfaction of Purchaser, subject to the parties' rights under Section 3.5(k), at Closing, Seller, at its sole option, may:

(i)
subject to the Individual Title Threshold and the Title Defect Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.5(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.5(i) shall control any such determination;

(ii)
Subject to Purchaser's consent, retain the portion or percentage of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value associated therewith; or

(iii)
at Closing, have Purchaser deposit into escrow the Allocated Value of the portion of the Property that is subject to such Title Defect and such Property shall be conveyed to Purchaser at Closing. Seller shall then have 180 days after Closing in which to cure the Title Defect (the “Post-Close Cure Period”). If the Title Defect is cured, Seller and Purchaser shall issue joint written instructions to the escrow agent to withdraw the full Allocated Value of the Property from escrow, subject to the Purchase Price adjustments thereto under Section 1.4 and Section 2.2. In the event that Seller is unable to cure the Title Defect within the Post-Close Cure Period, then either of the remedies set forth in Section 3.5(d)(i) or (ii), at the election of Seller (subject to Purchaser's consent in (ii)) shall be the sole remedy for such Title Defect. If the Parties are unable to agree as to whether the Title Defect has been cured, the provisions of Section 3.5(k) shall apply as written and the Title Expert shall be selected within fifteen (15) Business Days of the end of the 180 day cure period.

(e)With respect to each Unit, Well or other Asset in Exhibit A-1 affected by Title Benefit asserted under Section 3.5(b), subject to the Individual Benefit Threshold and the Title Benefit Deductible, the Purchase Price shall be increased by an amount equal to the Aggregate Title Benefit Amounts for such property, as determined pursuant to Section 3.5(j).

(f)Purchaser shall have the right, but not the obligation to deliver a Title Defect Notice to Seller on or before 5:00 p.m. Central Time on the thirtieth (30th) day after the Closing Date (the “Post-Closing Title Claim Date”) asserting any Title Defect, other than the Title Defects previously asserted pursuant to Section 3.5(a). Any Title Defect Notice delivered pursuant to this Section 3.5(f) shall include all of the information set forth as items (i) through (v) in Section 3.5(a). Notwithstanding any other provision of this Agreement to the contrary, but subject to Purchaser's rights in connection with the special warranty of title referenced in Section 3.1(b), Purchaser shall be deemed to have waived its right to assert Title Defects of which Seller has not been given notice in a Title Defect Notice delivered to Seller on or before the Title Claim Date or the Post-Closing Title Claim Date.

(g)Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove a Title Defect asserted pursuant to Section 3.5(f) to the reasonable satisfaction of Purchaser at any time within 180 days after Seller's receipt of the post-Closing Title Defect Notice. If any Title Defect asserted pursuant to Section 3.5(f) is not cured prior to such date pursuant to this Section 3.5(g) or waived by Purchaser, then subject to the parties' rights under Section 3.5(k) and (l) and such other terms and conditions herein), within ten (10) days of such date, Seller shall pay to Purchaser the Title Defect Amount for such Title Defect.

(h)Section 3.5(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.5(a), and Section 3.5(g) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.5(f). Section 3.5(e) shall be the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.5(b).

(i)For purposes of this Agreement, the “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)
if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)
if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1 for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)
if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation, including, that if such Title Defect is reasonably capable of being cured, the reasonable cost and expense of curing such Title Defect;

(v)
if (A) the Title Defect Property is not a Well (or specified zone(s) therein, (B) such Title Defect Property does not have an Allocated Value, (C) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property and (D) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well (or one or more specified zone(s) therein) shown in Exhibit A-1 (such Well or the specified zone(s) therein being referred to as the “Affected Well”) and the other Assets are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a “Defective Support Property”) and such Affected Well(s) shall collectively be considered a single Title Defect Property for purposes of this Section 3.5(i); provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property, if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title Defect under this Section 3.5(i);

(vi)	the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)
notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(j)Title Benefit Amount. For purposes of this Agreement, the “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)	if Purchaser and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and

(ii)
if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(iii)	Notwithstanding the above, no Title Benefit Amount may be claimed with respect to any matters related to Section 3.4(v).

(k)Seller and Purchaser shall attempt in good faith to agree on (i) the existence and scope of a Title Defect or Title Benefit, (ii) the Title Defect Amount or Title Benefit Amount, as the case may be, relating to the portion of the Assets affected by a Title Defect or Title Benefit and (iii) the adequacy of Seller's Title Defect curative materials and Purchaser's reasonable satisfaction thereof (collectively “Title Disputed Matters”). If, with respect to any Title Defect asserted pursuant to Section 3.5(a), Seller and Purchaser are unable to resolve one or more Title Disputed Matters on or before Closing, the affected Title Defect Property(ies) shall be conveyed to Purchaser at Closing and Purchaser shall pay an amount equal to the aggregate of all unresolved Title Defect Amounts with respect to such Title Disputed Matters into an escrow account; provided, however, such escrowed amount shall not exceed an amount equal to the sum of the Allocated Value(s) relating to the portion of the Title Defect Property(ies) subject to the Title Disputed Matters. All Title Disputed Matters, whether asserted pursuant to Section 3.5(a) or Section 3.5(f), that are unresolved by the parties shall be exclusively and finally resolved by arbitration pursuant to this Section 3.5(k). There shall be a single arbitrator, who shall be (i) a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located (“Title Arbitrator”), as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the end of the Cure Period, and absent such mutual agreement, by the Houston, Texas office of the AAA. The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.5(k). The Title Arbitrator's determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.5(i) and Section 3.5(j) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the expert or arbitrator, including without limitation petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the Title Disputed Matters submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Each party may submit only one Title Defect Amount with respect to each alleged Title Defect and one Title Benefit Amount with respect to each Title Benefit (provided that the foregoing shall not be construed to preclude a party from also arguing against, and the Title Arbitrator determining, the existence of a Title Defect or a Title Benefit). Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Disputed Matter pertaining to a Title Benefit or a Title Defect asserted pursuant to Section 3.5(a), the parties shall issue joint written instructions to the escrow agent to release to Seller or Purchaser, as applicable, the amount, if any, awarded by the Title Arbitrator to such party, plus the interest at the Agreed Interest Rate accrued on such amount. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Disputed Matter pertaining to a Title Defect asserted pursuant to Section 3.5(f), Seller shall pay to Purchaser the amount, if any, awarded by the Title Arbitrator to Purchaser, plus the interest at the Agreed Interest Rate accrued on such amount since the Closing Date.

(l)Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $100,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all Material Title Defects exceeds a deductible in an amount equal to Six Million Dollars ($6,000,000) (the “Title Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made or available to Purchaser only to the extent the aggregate Title Defect Amounts with respect to Material Title Defects are in excess of such Title Defect Deductible. Notwithstanding the foregoing, (I) any Material Title Defect relating to a Non-Consent Operation (other than any Non-Consent Operations disclosed in Schedule 3.4(t) shall not be subject to the Title Defect Deductible, and (II) after the Title Claim Date but prior to the Post Closing Title Claim Date Purchaser shall not be entitled to claim any Title Defects in excess of the lesser of (i) $33,059,880, and (ii) the difference between forty percent (40%) of the unadjusted Purchase Price and the amount of all claims for Title Defects, Environmental Defects, Preference Rights and Casualty Losses prior to the Title Claim Date. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed $100,000 (“Individual Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Benefit unless (i) the excess of the aggregate Title Benefit Amounts attributable to all Material Title Benefits exceeds a deductible in an amount equal to Six Million Dollars ($6,000,000) (“Title Benefit Deductible”), after which point adjustments to the Purchase Price shall be made only to the extent the aggregate Title Benefit Amounts with respect to such Material Title Benefits exceed the Title Benefit Deductible.

Section 3.6    Casualty or Condemnation Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Effective Time, but subject to the provisions of Section 3.6(b) and Section 3.6(c), Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets.

(b)If, after the date of this Agreement but prior to the Closing Date, (i) any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”) and (ii) the amount of any individual Casualty Loss exceeds $100,000 (each a “Material Casualty Loss”) and the parties proceed to Closing, the Assets affected by such Material Casualty Loss shall be transferred to Purchaser at Closing and Seller shall elect by written notice to Purchaser prior to Closing either (A) to cause the Assets affected by such Material Casualty Loss to be repaired or restored to at least its condition prior to such Material Casualty Loss to Purchaser's reasonable satisfaction, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (B) Seller, at Closing, shall pay to Purchaser all sums paid to Seller by third parties by reason of such Material Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller's right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (excluding any Losses, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Material Casualty Loss insofar as with respect to the Assets. In the case of (A), Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the Material Casualty Loss except to the extent the parties otherwise agree in writing.

(c)If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, the Parties shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller's right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken.

Section 3.7    Retained Litigation.

(a)Notwithstanding anything in this Agreement to the contrary, the Assets affected by the matter set forth in Items 1, 2 and 3 of Schedule 5.7 (the “Retained Litigation”) shall be conveyed to Purchaser at the Closing and the Allocated Value relating to any portion of the Assets affected by the Retained Litigation shall be placed in the escrow account established pursuant to the Escrow Agreement as the “Retained Litigation Escrow” to satisfy amounts that may be owed with respect to the matters addressed in this Section 3.7. After the Closing, Seller shall prosecute any and all Claims related to the Retained Litigation, it being understood that (i) Seller and Purchaser shall each be responsible for paying one half of all attorneys' fees, experts' fees, court costs and the like incurred by Seller in connection with the Retained Litigation, and (ii) Seller shall not settle or otherwise dismiss the Retained Litigation without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed (unless the settlement terms consist of a cash payment and does not vest all or part of title in the subject Asset to any person other than Purchaser, or otherwise detrimentally affect the Asset).  The Retained Litigation Escrow shall be maintained pursuant to the Escrow Agreement for so long as the Retained Litigation proceedings are diligently pursued by Seller until such proceedings are concluded pursuant to a final, non-appealable judgment or are otherwise finally resolved.

(b)In the event that Seller believes in good faith that it has resolved the Retained Litigation in a manner such that any Title Defects related to the Retained Litigation are cured, Seller shall submit such curative efforts to Purchaser for approval (which approval shall not be unreasonably withheld, conditioned or delayed).  Purchaser shall be deemed to have approved such curative efforts in the event Purchaser does not notify Seller of its objection to the same (and the reasons therefor) within seven (7) Business Days after Purchaser's receipt thereof.  If Purchaser approves the curative efforts, then Purchaser and Seller shall promptly instruct the escrow agent to release the Retained Litigation Escrow (and all earnings thereon) to Seller.  In the event Purchaser so objects, Seller shall have additional time to perform additional curative efforts to satisfy Purchaser's objections.

(c)In any event:  (i) except with respect to curative efforts that Purchaser has been deemed to have approved, each Party retains the right to dispute whether or not a Title Defect relating to the Retained Litigation has been cured, including whether or not the relevant issue constitutes a Title Defect, and (ii) any such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 3.5(k).

(d)If the Retained Litigation is not resolved in a manner which cures, to Purchaser's reasonable satisfaction, any Title Defect stemming from the Retained Litigation, the Parties shall instruct the escrow agent to pay the portion of Retained Litigation Escrow related to such unresolved Title Defect (and all earnings thereon) to Purchaser.

(e)Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to indemnify Purchaser for aggregate Claims related to the Retained Litigation in excess of the Retained Litigation Escrow, and the Retained Litigation Escrow shall be Purchaser's SOLE RECOURSE AND SOLE AND EXCLUSIVE REMEDY against Seller with respect to all Claims under or relating to the Retained Litigation.

Section 3.8    Limitations on Applicability.

Subject to the following sentence, the right of Purchaser to assert a Title Defect under this Agreement shall terminate as of the Post-Closing Title Claim Date, provided there shall be no termination of Purchaser's or Seller's rights under Section 3.5 with respect to any bona fide Title Defect properly asserted in a Title Defect Notice on or before the Post-Closing Title Claim Date, or Seller's rights under Section 3.5 with respect to any bona fide Title Benefit Claim properly asserted in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Purchaser's sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Purchaser.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1    Assessment.

(a)From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the other provisions of this Section 4.1 and (iii) obtaining any required consents of third parties, including third party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Purchaser and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Purchaser's Representatives”) full access, during normal business hours and upon reasonable notice, to the Assets and all Records and other documents in Seller's or any their respective Affiliates', and shall use commercially reasonable efforts to provide access to any third party operators', possession relating primarily to the Assets. Seller shall also make available to Purchaser and Purchaser's Representatives, upon reasonable notice during normal business hours, Seller's personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate. All investigations and due diligence conducted by Purchaser or any Purchaser's Representative shall be conducted at Purchaser's sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any Purchaser's Representative shall result from Purchaser's own independent review and judgment.

(b)Upon reasonable written notice to Seller, Purchaser shall have the right to conduct an environmental assessment, including an ASTM Phase I and Phase II environmental review (subject to the other requirements set forth herein), of all or any portion of the Properties (the “Assessment”), to be conducted at Purchaser's discretion with the assistance of a reputable environmental consulting or engineering firm, but only to the extent that Seller may grant such right without violating any obligations to any third party (provided that Seller shall use its commercially reasonable efforts to promptly obtain any necessary third party consents to any Assessment to be conducted by Purchaser). Such commercially reasonable efforts may include, without limitation, arranging for execution by Purchaser of a customary access agreement as a condition of such access. To the extent that Seller is unable to secure such consent to any Assessment from any third party operator whose role in operating any Asset is deemed by Purchaser to be material to the Assessment, Seller shall be responsible for providing to Purchaser any environmental information reasonably relevant to that Asset. The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4. Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Properties (“Invasive Activity”), Purchaser shall furnish a general description of the intended scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. Purchaser shall not be permitted to conduct any Invasive Activity without Seller's prior written consent, which may not be unreasonably withheld or delayed. If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Seller may require an appropriate modification of the proposed Invasive Activity. Seller shall have the right to be present during any Assessment of the Properties and shall have the right, at its option and expense, to obtain at the time of such Assessment split samples of any environmental media sampled during the Assessment.

(c)Purchaser shall coordinate its environmental site assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the normal conduct of business by Seller. Purchaser shall abide by Seller's, and any third party operator's, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(d)In the event Purchaser desires to perform any Assessment on a portion of the Assets, then upon Seller's request, Purchaser agrees to provide Seller promptly, but not later than the Environmental Claim Date, copies of all reports (whether in draft or final form), test results, and other documentation and data prepared or compiled by Purchaser and/or any of Purchaser's Representatives and which contain information collected or generated from the Assessment conducted with respect to such Assets, except that Purchaser shall not be required to provide any such materials that are protected by the attorney-client, work product, or other privilege or protection. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(e)Upon completion of Purchaser's due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair any damage done to the Assets in connection with Purchaser's due diligence in accordance with recognized industry standards or requirements of third party operators, (ii) restore the Assets to substantially the same condition that existed prior to commencement of Purchaser's due diligence, to the full extent of any damage related to Purchaser's due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Purchaser's due diligence. Any disturbance to the Assets (including, without limitation, any real property, platform or other fixtures associated with such Assets) resulting from Purchaser's due diligence will be promptly corrected by Purchaser upon completion of Purchaser's due diligence.

(f)During all periods that Purchaser, and/or any of Purchaser's Representatives are on the Assets, Purchaser shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts consistent with industry standards. Coverage under all insurance required to be carried by Purchaser hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties, (iv) be maintained for three years following Purchaser's and/or Purchaser's Representatives due diligence activities, and (v) provide for 30 days' prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering upon the Assets.

(g)Unless otherwise required to be disclosed under applicable Law, all information obtained by Purchaser and its representatives pursuant to this Section 4.1 shall be subject to the terms of that certain confidentiality agreement dated August 15, 2011, by and between Merit Energy Company, LLC and Purchaser (the “Confidentiality Agreement”).

Section 4.2    NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.
Section 4.3    Environmental Defects.

(a)If, as a result of its due diligence pursuant to Section 4.1, Purchaser determines that with respect to any individual Asset, there exists a violation of, or a condition subject to remediation or correction under, an Environmental Law (other than (i) any matter relating to any Assets operated by Purchaser and/or its Affiliates, or (ii) any matter with respect to NORM) (in each case, an “Environmental Defect”), then on or before 5:00 p.m. Central Time on June 15, 2012 (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect

(an “Environmental Defect Notice”); provided, however, that Purchaser agrees that it will use reasonable efforts to furnish Seller once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Environmental Claim Date, written notice of any Environmental Defect that any officer of Purchaser or its Affiliates discovers or learns during such two (2) week period, which may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided, however, that the failure of Purchaser to give Seller any preliminary notices shall not waive any Environmental Defects or constitute a breach of this Agreement. To be effective, the Environmental Defect Notice shall set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Wells and the associated Asset affected by the Environmental Defect (each an “Environmental Defect Property”), (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to ascertain the existence of the alleged Environmental Defect and the Environmental Defect Amount. For all purposes of this Agreement, Purchaser shall be deemed to have waived any Environmental Defect which Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date.
(b)Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have agreed in writing to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. Purchaser shall have the right to participate in the implementation of the remediation plan, including the right to (i) observe all remediation work, and, (ii) at Purchaser's sole cost and expense, obtain split samples of any environmental media obtained during the performance of remediation work. If Seller disagrees with any of Purchaser's assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved prior to Closing, either party may submit the dispute to an environmental consultant or professional approved in writing by Seller and Purchaser that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”). The Independent Expert shall conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both parties, without right of appeal. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party shall bear one-half of the costs and expenses of the Independent Expert.

(c)The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all Material Environmental Defects; provided, that notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $100,000 (“Individual Environmental Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price for any Material Environmental Defect unless the aggregate Environmental Defect Amount attributable to all Material Environmental Defects exceeds Six Million Dollars ($6,000,000) (the “Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only to the extent the aggregate Environmental Defect Amounts with respect to all Material Environmental Defects are in excess of the Environmental Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Purchaser.

Section 4.4    Inspection Indemnity.

Purchaser hereby agrees to defend, indemnify and hold harmless each of the third party operators and owners of the Assets and Seller Indemnified Persons from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Purchaser or any Purchaser's Representative with respect to the Assets, even if such Losses arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by any such third party operator or owner or Seller Indemnified Person, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of such person.
Section 4.5    Exclusive Remedy.

Subject to the limitations contained therein, Section 4.3 shall be the exclusive right and remedy of Purchaser with respect to any Environmental Defect. Subject to Section 5.27, Purchaser hereby waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action with respect to any Environmental Defect.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1    Generally.

(a)Any representation or warranty qualified “to the knowledge of Seller” or “to Seller's knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates or those employees of Seller or any of its Affiliates who have responsibility for the Assets and who have the following titles: General Manager - North Division; Controller; Director - Tax; Vice President - Acquisitions and Divestitures; Manager - North Regulatory; Land Manager; and Region Manager - DJ Basin. “Actual knowledge” for purposes of this Agreement means information actually personally known by such Persons.
(b)Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c)Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.9 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2    Existence and Qualification.

Each entity comprising Seller is either a limited partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign entity in the State of Colorado.
Section 5.3    Power.

Seller has the requisite power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 5.4    Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership or limited liability company action (as applicable) on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 5.5    No Conflicts.

Subject to the giving of all notices to third parties and the receipt of all consents, approvals and waivers from third parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Laws applicable to any Seller or any of the Assets.

Section 5.6    Liability for Brokers' Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7    Litigation.

With respect to the Assets and Seller's or any of its Affiliates' ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in Schedule 5.7: (i) no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body or arbitral body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller's knowledge, threatened against Seller or any of its Affiliates; (ii) to Seller's knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (iii) no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets (excluding any notices relating to any Environmental Liabilities or Environmental Law).
Section 5.8    Taxes and Assessments.

Except as disclosed on Schedule 5.8, during the period of Seller's ownership of the Assets, all Severance Taxes, Property Taxes and all other Taxes based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Effective Time have been properly paid. There are no liens for Taxes with respect to the Assets other than Permitted Encumbrances. There are no suits or proceedings pending, or to Seller's knowledge, any claims, investigations, audits, inquiries pending or threatened against Seller in respect of Taxes which affect or may reasonably be expected to affect any of the Assets.  No Asset is subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code.  Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax affecting, or which reasonably may be expected to affect, the Assets.  There are no tax related suits or proceedings pending, or to the  knowledge of Seller, any claims, investigations, audits, inquiries pending or threatened against Seller with respect to any Taxes which may reasonably be expected to affect the Assets.
Section 5.9    Compliance with Laws.

Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in compliance in all material respects with the provisions and requirements of all Laws, including Employment Laws, of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law or with respect to any payment obligations of Seller addressed in

Section 5.11. Except as disclosed on Schedule 5.9, Seller has not received a written notice of a material violation of any Law (excluding Environmental Laws) applicable to the Assets or the ownership, operation, development, maintenance and use of any of the Assets, which remains uncured.
Section 5.10    Contracts.

(a)The list of Contracts set forth in Schedule 1.2(d) includes all of the following contracts relating to or otherwise involving the Assets: (i) farmout, farmin, participation or similar agreements, (ii) contracts which provide for an area of mutual interest, (iii) contracts involving the marketing, gathering, transportation, compression and/or processing of Hydrocarbons not cancelable by Purchaser after the Closing upon notice of 60 days or less, (iv) contracts providing for any call upon, option to purchase or similar rights with respect to the Assets or to the production therefrom, (v) royalty settlement agreements, and (vi) any other contracts obligating Seller to make payments in excess of Two Hundred Thousand Dollars ($200,000.00) per year. Notwithstanding the foregoing, the following shall not be required to be listed on Schedule 1.2(d): (A) the Leases, (B) Easements, (C) the surface use agreements contemplated by Section 5.25, (D) contracts which will be cancelable by Purchaser after the Closing upon notice of 60 days or less without liability for further payment other than nominal penalty, and (E) as to subsection (vi) only, contracts with respect to which costs incurred thereunder are included in lease operating statements provided to Purchaser and failure to list such contracts on Schedule 1.2(d) would not result in a Material Adverse Effect.

(b)Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs (including all Property Costs) payable by it under the Contracts. Seller is in compliance in all material respects and, to Seller's knowledge, all counterparties are in compliance in all material respects under all Contracts, except as disclosed on Schedule 5.10.

Section 5.11    Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11, (a) all material rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.
Section 5.12    Governmental Authorizations.

Except as disclosed on Schedule 5.12, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, lease bonds, area-wide bonds or other surety bonds, letters of credit, guarantees, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). Except as disclosed in Schedule 5.7 or Schedule 5.12, (i) Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by Seller, and no Proceedings are pending or, to Seller's knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by Seller.
Section 5.13    Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs, well proposals or other commitments to make capital expenditures pursuant to any agreement with third parties or to the regulations of any applicable Governmental Body which are binding on the Assets and which Seller reasonably anticipates will require expenditures by the owner of the Assets after the Effective Time in excess of $125,000 (on an individual Asset basis and net to Seller's interest) other than those shown on Schedule 5.13.
Section 5.14    Imbalances.

There are no oil or gas well or pipeline imbalances arising with respect to the Assets except as disclosed on Schedule 5.14.
Section 5.15    Condemnation.

There is no actual or, to Seller's knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.
Section 5.16    Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller's knowledge, being contemplated by or threatened against Seller.
Section 5.17    Affiliated Contracts.

Except as shown on Schedule 5.17, there are no transactions or Contracts affecting any of the Assets between Seller and any Affiliate of Seller that will continue beyond the Closing.
Section 5.18    Foreign Person.

Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
Section 5.19    No Liens.

The Assets will be conveyed to Purchaser at closing free and clear of all liens, encumbrances and adverse claims created by, through or under Seller, except for Permitted Encumbrances and except as disclosed on Schedule 5.19.
Section 5.20    Audits.

Except as provided on Schedule 5.20, there are no audits currently being conducted by Seller of the joint account under any operating agreements relating to the Assets nor are there any audits of Seller currently underway or to Seller's knowledge imminent relating to the Assets.
Section 5.21    Judgments.

There are no unsatisfied judgments or injunctions relating to the Assets issued by a court of competent jurisdiction or other governmental agency outstanding against Seller.
Section 5.22    Tax Partnerships.

The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
Section 5.23    Preferential Rights to Purchase and Areas of Mutual Interest.

Except as identified on Schedule 7.7, there are no Preferential Rights to purchase or area of mutual interest obligations which entitle any third party to receive a portion of Seller's interest in the Assets.
Section 5.24    Transfer Requirements.

Except for consents that are Permitted Encumbrances, or are identified on Schedule 7.7, no Transfer Requirements are required for Seller's assignment and conveyance of the Assets to Purchaser.
Section 5.25    Surface Use Agreements, Surface Access.

With the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, and the Contracts listed on Schedule 1.2(d) or the Easements listed on Schedule 1.2(e), there are no surface use agreements to which Seller is a party covering any portion of the Lands and which (i) require payments in excess of $125,000 or (ii) materially interfere with the development or operation of an Asset (as currently owned and operated); provided that the foregoing phrase in parenthesis is intended by the parties to encompass the use and ownership of proved undeveloped and proved developed non-producing Assets in a manner similar to Seller's current use and ownership of developed or producing Assets).
Section 5.26    Plugging and Abandonment Obligations.

Except as set forth on Exhibit A-1, to Seller's knowledge, there are no Wells which are required to be plugged and abandoned at the present time under applicable Law or the terms of any Lease or agreement to which Seller is a party.
Section 5.27    Environmental.

To Seller's knowledge only as of the date this Agreement is executed, except as set forth on

Schedule 5.27, (i) no Proceeding involving the environmental condition of the Assets or the violation of Environmental Laws is pending or threatened against Seller or any of its Affiliates and no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any such Proceeding relating to the Assets; (ii) the Assets are, and the ownership, operation, development, maintenance and use of any of the Assets are in material compliance with the provisions and requirements of all Environmental Laws; and (iii) Seller has obtained and is maintaining all Governmental Authorizations required by Environmental Laws and Seller has operated the Seller Operated Assets in all material respects in accordance with the conditions and provisions of such environmental Governmental Authorizations, and no written notices of material violation of environmental Governmental Authorizations have been received by Seller, and no Proceedings are pending or threatened in writing that might result in any material modification, revocation, termination or suspension of any such environmental Governmental Authorizations or which would require any material corrective or remediation action by Seller.
Section 5.28    Appropriate Disposal.

Except as set forth in Schedule 5.28 and except for those quantities of waste materials generated and disposed of in accordance with Environmental Laws in the ordinary course of Seller's business, Seller has not generated or transported any produced water, Hazardous Materials or solid waste materials to any offsite disposal facility which is not fully licensed and authorized to receive same.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:
Section 6.1    Existence and Qualification.

Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation; and Purchaser is or will be as of Closing duly qualified to do business as a foreign corporation in the State of Colorado.
Section 6.2    Power.

Purchaser has the requisite power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 6.3    Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.4    No Conflicts.

The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any provisions of the organizational or other governing documents of Purchaser nor will it violate any Laws applicable to Purchaser or any of its property.
Section 6.5    Liability for Brokers' Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.6    Litigation.

There are no Proceedings pending, or to the actual knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to materially impair Purchaser's ability to perform its obligations under this Agreement.
Section 6.7    Financing.

Prior to the Closing Date, Purchaser will have sufficient cash (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.
Section 6.8    Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets, and (ii) Purchaser has not relied upon any other oral or written information provided by Seller. Without limiting the generality of the foregoing, subject to Section 5.27, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.
Section 6.9    SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.
Section 6.10    Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser's knowledge, threatened against Purchaser.
Section 6.11    Qualification.

To the extent required by the applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, applicable state or federal regulations governing the ownership and operation of the Leases and Wells.
Section 6.12    Independent Evaluation.

Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets.
ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1    HSR Act.

If applicable, within five Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC, as applicable, the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Purchaser and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other party that is necessary in connection with Purchaser's and Seller's compliance with the HSR Act. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Purchaser shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

Section 7.2    Government Reviews.

Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.
Section 7.3    Notification of Breaches.

Until the Closing,
(a)Purchaser shall use reasonable efforts to notify Seller within two (2) Business Days after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice shall include (i) a description of the instances Purchaser alleges have caused the representations or warranties of Seller to be untrue or have caused Seller's failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a description of the actions Purchaser believes are necessary to cure the instances Purchaser alleges to have caused such representations and warranties to be untrue or have caused Seller's failure to perform or observe any covenant or agreement. Notwithstanding the foregoing, the failure of Purchaser to give Seller any such notice shall not constitute a breach of this Agreement so long as Seller's ability to cure is not materially harmed by Purchaser's failure to provide such notice.

(b)Seller shall use reasonable efforts to notify Purchaser within two (2) Business Days after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice shall include (i) a description of the instances Seller alleges have caused the representations or warranties of Purchaser to be untrue or have caused Purchaser's failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a description of the actions Seller believes are necessary to cure the instances Seller alleges to have caused such representations and warranties to be untrue or have caused Purchaser's failure to perform or observe any covenant or agreement. Notwithstanding the foregoing, the failure of Seller to give Purchaser any such notice shall not constitute a breach of this Agreement so long as Purchaser's ability to cure is not materially harmed by Seller's failure to provide such notice.

(c)If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d)There shall be no breach of the covenants in this Section 7.3 as a result of a party's failure to report a breach of any representation or warranty or a failure to perform or observe any covenant or agreement of which it had knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4    Letters-in-Lieu; Assignments; Operatorship.

(a)Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Purchaser, to reflect the transaction contemplated hereby.

(b)Seller will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller.

(c)Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and will be determined in accordance with the terms of such agreements. However, Seller will assist Purchaser in Purchaser's efforts to succeed Seller as operator of any Wells and Units included in the Assets. Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller Operated Assets, Seller shall execute and deliver to Purchaser, and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.

Section 7.5    Public Announcements.

Until the Closing, neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others, which shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.
Section 7.6    Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will operate the Assets and the business thereof as a reasonably prudent operator would operate, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, commit to any operation, or series of related operations thereon, reasonably anticipated to require capital expenditures by Purchaser as owner of the Assets in excess of $125,000 (net to Seller's interest), or make any capital expenditures in respect of the Assets in excess of $125,000 (net to Seller's interest), or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (iii) will use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (vii) will not enter into any farmout or farmin affecting the Assets, (viii) will not make any non-consent elections with respect to operations affecting the Assets, (ix) will not relinquish any operating rights or other rights with respect to the Assets, (x) will not enter into any agreement that would constitute a Contract of the type specified in Section 5.10, (xi) will not subject any of the Assets to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code, (xii) will not settle or compromise any claim or proceeding, or waive or extend any period of limitations attributable to any of the Assets, and (xiii) will not commit to do any of the foregoing. Purchaser's approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller's written notice) of Seller's written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.
Purchaser acknowledges that Seller may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other Working Interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.
Section 7.7    Preference Rights and Transfer Requirements.

(a)The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 7.7 with respect to the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to satisfy all applicable Transfer Requirements set forth in Schedule 7.7 and to obtain waivers of all applicable Preference Rights set forth in Schedule 7.7. Seller shall advise Purchaser of, and Seller shall not be obligated to pay, any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b)If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Seller receives timely written notice of such election prior to the Closing, then the Preference Property shall be sold to the exercising party on the same terms and conditions provided in this Agreement, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)If:

(i)
a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)
an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)
the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, then, unless otherwise agreed by Seller and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 7.7 (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section 7.7 on or before the Final Settlement Date, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Seller and Purchaser mutually agree otherwise.

(d)Purchaser acknowledges that Seller desires to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser's agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller's obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties' agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8    Suspense Accounts.

Schedule 7.8 sets forth a true and complete amount, as of March 1, 2012, of all third party proceeds of production from the Assets being held in suspense by Seller (other than the Anderson Escrow). Prior to Closing, Seller shall prepare a schedule setting forth the following information: (i) all proceeds of production attributable to the Assets held by Seller in suspense, (ii) a description of the reason such proceeds are being held in suspense (to the extent such information is available to Seller; provided, however, such description shall in no way be deemed a representation or warranty regarding the accuracy or validity of any such description), and (iii) if known, the name or names of the persons claiming such proceeds. Notwithstanding anything herein to the contrary including without limitation Section 11.4, to the extent Purchaser receives a reduction in the Purchase Price pursuant to this Agreement for such suspense funds, Purchaser agrees to indemnify Seller against any claim relating to the failure to pay such fund after Closing.
Section 7.9    Tax Matters.

(a)The Parties acknowledge that Property Taxes assessed with respect to the Assets are measured by the value of the preceding year's production. Notwithstanding the forgoing, however, Property Taxes shall be apportioned between the Parties in accordance with the relative ownership periods pre- and post-Effective Times. 2012 Property Taxes, payable in 2013, are based on the value of 2011 production but shall be allocated between Seller and Purchaser in accordance with their proportionate ownership periods before and after the Effective Date (notwithstanding the fact that such taxes are based on 2011 production). 2013 Property Taxes, payable in 2014, shall be borne entirely by Purchaser as the owner of the Assets during 2013 notwithstanding the fact that such Property Taxes are based on 2012 production. Each Party shall promptly furnish to the other copies of any Property Tax assessments and statements (or invoices therefor from the operator of the Assets) received by it pertaining to an Asset.

(b)Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Purchaser for post-Effective Time Severance Taxes, without duplicating any adjustment to the Purchase Price pursuant to Section 2.2.

Severance Taxes for the taxable year 2012 shall be estimated immediately prior to Closing based on 2012 State of Colorado Severance Tax rates.

(c)Any Taxes apportioned under Section 7.9(a) and Section 7.9(b) (to the extent applicable and to the extent the actual amounts differ from the estimates included in the Preliminary Closing Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. For the purpose of calculating the Final Purchase Price under Section 9.4(b), Property Taxes determined by 2011 production (and payable in 2013) shall be estimated based on then-current mill levies and the production occurring prior to the Effective Date, with the Purchase Price adjustment to be considered full and final settlement of all such taxes. If the actual amounts are not known at the time of the Final Closing Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Closing Statement, and such amounts shall thereupon become final for purposes of this Agreement.

(d)After the Closing Date, each of Purchaser and Seller shall

(i)
reasonably assist the other in preparing any Tax Returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the Transaction, and in qualifying for any exemption or reduction in Tax that may be available;

(ii)	reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the Transaction;

(iii)
make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Transactions; provided however, no Party shall be required to provide to the other Party any information, records or documents subject to attorney-client privilege or any information, records or documents related to Income Taxes; and,

(iv)
provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other's Tax liability under applicable law or this Agreement, and to promptly furnish the other with copies of all correspondence with respect to any such Tax audit, examination, or assessment.

Seller shall make payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid on or prior to the Closing Date and shall file all Tax Returns that are required to be filed on or prior to the Closing Date (without regard to any extension requested or granted with respect to such Tax Return). Purchaser shall make payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid after the Closing Date and shall file all Tax Returns for Taxes treated as Property Costs that are required to be filed after the Closing Date, except as described in the previous sentence.
Section 7.10    Further Assurances.

(a)After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

(b)From the date of execution of this Agreement until the Closing, Seller will cooperate and assist Purchaser in the transition of regulatory production reporting and revenue accounting for the Assets. In addition, at the request of Purchaser, Seller will continue, following the Closing, to provide regulatory production reporting and revenue disbursement accounting services for Purchaser as they relate to the Assets and the production months prior to and through the month of Closing. Purchaser will notify Seller at least ten (10) days prior to Closing in the event Purchaser desires Seller to continue providing such production reporting and revenue accounting services (or any other similar administrative services) for the Assets for production months following the Closing. In the event of any such notice, the Parties agree to attempt to negotiate a mutually acceptable transition services agreement (provided, however, that neither Party shall have any liability to the other in the event they are unable to reach an agreement for the provision of such transition services).

Section 7.11    Insurance.

(a)On or before the Closing Date, Purchaser shall provide Seller with certificates of insurance evidencing the following insurance carried by Purchaser with respect to the Assets: (i) general liability insurance with combined single limits per occurrence of not less than One Million Dollars ($1,000,000) for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which Purchaser may enter under the terms of this Agreement; (ii) operators extra expense insurance with limits of not less than Twenty-Five Million Dollars ($25,000,000) per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability, and (iii) any other policies identified in Section 4.1(f).

(b)On or before the execution of this Agreement, Seller has provided Purchaser with certificates of insurance evidencing the following insurance carried by Seller with respect to the Assets: (i) general liability insurance with combined single limits per occurrence of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which Seller may enter under the terms of this Agreement; and (ii) operators extra expense insurance with limits of not less than Twenty Million Dollars ($20,000,000) per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability. Seller shall maintain such insurance in full force and effect until Closing.

Section 7.12    No Solicitation of Transactions.

Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative or Affiliate, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any portion of the Assets or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller shall communicate as soon as reasonably practicable to Purchaser the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Seller shall promptly deliver a copy of such proposal to Purchaser. Seller agrees not to release any third party from, or waive any provision of, any confidentiality agreement relating to the Assets to which Seller or any of its Affiliates is a party. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
Section 7.13    Record Retention.

Purchaser, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller's expense and upon reasonable notice, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claims made under Section 11.4 and Section 11.5 of this Agreement for review and copying at Seller's expense; provided, however, that Purchaser shall not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that would cause Purchaser to violate any obligation to any third party or breach any restriction legally binding on Purchaser. Any such access shall be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Purchaser shall not and shall cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.
Section 7.14    Audit Rights.

Seller shall use commercially reasonable efforts to cooperate with Purchaser and make available, during normal business hours, to Purchaser and its representatives prior to and for a period of fifteen (15) months following the Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of Seller (subject to the rights of third parties) that Purchaser may reasonably require to comply with Purchaser's tax and financial reporting requirements and audits, including any filings with any Governmental Entity and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Seller's cooperation will include (a) reasonable access during normal business hours to Seller's employees and representatives designated by Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser's independent auditors to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (b) delivery of one or more customary representation letters from Seller to Purchaser's independent auditors that are reasonably requested by Purchaser to allow such auditors to complete an audit (or review of any financial statements), and to allow Purchaser's independent auditors to issue an opinion with respect to its audit or review. Purchaser will pay or, if paid, reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section 7.14.
Section 7.15    Bonds, Letters of Credit and Guarantees.

Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or third parties and relating to the Assets are transferable to Purchaser. Except to the extent that Purchaser will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.
Section 7.16    Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 or Article 6 hereof are determined (whether by notice from a party or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure by the other party prior to Closing of same shall be at such other party's own expense.
Section 7.17    Cooperation with Respect to Seller Retained Litigation, Etc.

Purchaser agrees to use reasonable efforts to cooperate with Seller in connection with Seller's defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 5.7 and with respect to future audits. Purchaser agrees, at Seller's expense, to make reasonably available Purchaser's employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits, provided that the foregoing does not interfere with the conduct of Purchaser's business.
Section 7.18    Plugging, Abandonment, Decommissioning and Other Costs.

In addition to its other obligations under this Agreement, Purchaser shall comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (b) the dismantling or decommissioning and removal of any Equipment and other property of whatever kind related to or associated with operations and activities on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (c) the clean up, restoration and/or remediation of the property covered by the Leases or related to the Assets (collectively, the “P&A Obligations”).
Section 7.19    Employee Matters.

(a)Seller shall provide a list of Business Employees to Purchaser at least fifteen (15) Business Days prior to the Closing Date and shall update such list on and through the Closing Date to reflect any new hires or departures. Purchaser may make an offer of employment to such Business

Employees as it chooses in its sole and absolute discretion, with such offers to be effective as of the Closing Date (or such later date as any Business Employee who is on short or long term disability may be ready to return to work).

(b)For purposes of this Agreement, a “New Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 7.19(a).

(c)Purchaser shall take such actions as are necessary to provide each New Employee with credit for up to five (5) years of service for Seller and its ERISA Affiliates (including, without limitation, Merit Energy Company, LLC) for purposes of eligibility, vesting, and entitlement to benefits (and for benefit accruals solely with respect to vacation, sick leave, and severance), under all employee benefit plans (as defined in section 3(3) of ERISA) and all vacation, sick leave, severance, and other compensation plans, policies, agreements and arrangements maintained by the Purchaser or any of its Affiliates in which such New Employee participates on or after the Closing Date in the same manner as if such service had been service for Purchaser completed after the Closing.

(d)Purchaser shall take such actions as are necessary to offer medical and dental coverage for New Employees and their spouses and dependents under Purchaser's group health plan (the “Group Health Plan”). Purchaser shall use best efforts to cause each such Group Health Plan, and applicable insurance carriers, third party administrators and any other third parties, to (i) waive any waiting period(s) under the Group Health Plan otherwise applicable to such New Employees, (ii) waive all limitations as to pre-existing medical conditions under the Group Health Plan applicable to New Employees to the extent that such medical conditions would be covered under the Group Health Plan if they were not pre-existing conditions, and (iii) provide New Employees with credit, for the year in which the Closing Date occurs, for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable co-payment and deductible requirements under the Group Health Plan. Purchaser shall take such actions as are necessary to provide continuation health care coverage to New Employees and their qualified beneficiaries who incur qualifying events on or after the Closing Date in accordance with the continuation health care coverage requirements of Section 4980B of the Code or any state analogue (collectively “COBRA”).

(e)Purchaser shall take such actions as are necessary to cause New Employees to participate in any incentive bonus programs in which similarly situated employees of Purchaser or its Affiliates participate.

(f)With respect to events following the Closing, Purchaser shall be responsible for sending timely and appropriate notices to all New Employees required under the Worker Adjustment and Retraining Notification Act (“WARN”) and all other applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Laws based on Purchaser's actions after the Closing, Purchaser shall be solely and exclusively responsible for all obligations and liabilities incurred under WARN and other such Laws relating to this transaction.

(g)Seller shall make available to Purchaser records which provide information regarding New Employees' names and dates of hire by Seller or its Affiliates and that contain such information as is necessary for Purchaser to meet its obligations under this Section 7.19. Seller shall not provide

Purchaser records pertaining to performance ratings and evaluations, disciplinary records and medical records.

(h)Following the Closing, Purchaser shall use commercially reasonable efforts to cause to be accepted by the trustee of a Purchaser Retirement Plan in which a New Employee is eligible to participate or a rollover of any eligible rollover distribution (within the meaning of section 402(c) of the Code) of such New Employee's benefit under a Seller Retirement Plan provided that Seller provides to Purchaser such information as is satisfactory to Purchaser to assure itself that such Seller Retirement Plan satisfies the qualification requirements of section 401(a) of the Code.

(i)Purchaser agrees that, for a period of twelve (12) months following Closing, Purchaser will not, in any manner, directly or indirectly, solicit any person who is an employee of Seller (other than any Business Employee) to apply for or accept employment with Purchaser or any other business entity, or discuss with any person who is an employee of Seller (other than any Business Employee) alternative employment with Purchaser or any other business entity. Notwithstanding the foregoing, it shall not constitute a violation of this Section 7.19(i) for Purchaser to (A) make a general solicitation for employment or other services through any form of media or any third party recruiting firm not specifically directed to the employees, agents or consultants of Seller and hire any person that responds to the same, (B) solicit or hire any person who initiates discussions with Purchaser regarding employment without any direct or indirect prohibited solicitation by Purchaser, or (C) solicit or hire any person who has ceased to be employed by Seller prior to commencement of employment discussions between Purchaser and such person.

ARTICLE 8
CONDITIONS TO CLOSING
Section 8.1    Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:
(a)Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b)Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)No Proceeding by a third party (including any Governmental Body) seeking to restrain,

enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets if the condition in Section 8.1(e) is not satisfied and Seller has exercised its right to terminate this Agreement, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d)Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3 (including, without limitation, delivery of the Closing Payment);

(e)The sum of all (A) Title Defect Amounts for Material Title Defects, less (B) all Title Benefit Amounts for Material Title Benefits, plus (C) all Environmental Defect Amounts attributable to Material Environmental Defects, plus (D) the sum of all uncured Material Casualty Losses, plus (E) an amount equal to the Purchase Price reduction due to Seller's failure to obtain any Transfer Requirement where the party that has the right to consent has affirmatively denied the request to consent to the assignment, plus (F) an amount equal to the reduction to the Purchase Price due to the exercise of any Preference Right, shall be less than forty percent (40%) of the total unadjusted Purchase Price;

(f)If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities;

(g)Purchaser shall have obtained, or caused to be obtained, in the name of Purchaser, replacements for Seller's and/or its Affiliates' bonds, letters of credit and guaranties, if any, to the extent required by Section 7.165; and

(h)Purchaser shall have furnished Seller with the certificates of insurance required by Section 7.11(a) of the Agreement.

Section 8.2    Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:
(a)Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date;

(b)Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)No Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, the Closing shall proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets unless Purchaser has exercised its right to terminate this Agreement if the condition in Section 8.2(e) is not satisfied, and the Assets subject to such Proceedings shall be treated in accordance with Section 7.7;

(d)Seller shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 9.2 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e)The sum of all (A) Title Defect Amounts for Material Title Defects, less (B) all Title Benefit Amounts for Material Title Benefits, plus (C) all Environmental Defect Amounts attributable to Material Environmental Defects, plus (D) the sum of all uncured Material Casualty Losses, plus (E) an amount equal to the Purchase Price reduction due to Seller's failure to Transfer Requirements where the party that has the right to consent has affirmatively denied the request to consent to the assignment, plus (F) an amount equal to the reduction to the Purchase Price due to the exercise of any Preference Right, shall be less than forty percent (40%) of the total unadjusted Purchase Price;

(f)Seller shall have furnished Seller with the certificates of insurance required by Section 7.11(b) of the Agreement; and

(g)If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities.

ARTICLE 9
CLOSING

Section 9.1    Time and Place of Closing.

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), the Closing shall take place at 10:00 a.m., local time, on June 29, 2012, at Seller's offices in Dallas, Texas, unless another date, time or place is mutually agreed to in writing by Purchaser and Seller. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 9.2    Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:
(a)the Conveyances in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c)a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)the Preliminary Closing Statement;

(e)an executed statement described in Treasury Regulation 1.1445-2(b)(2) from each Seller Party certifying that such Seller Party is not a foreign person within the meaning of the Code; and

(f)any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.3    Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:
(a)a wire transfer of the Closing Payment, in same-day funds;

(b)the Conveyances, duly executed by Purchaser;

(c)letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

(d)a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b)

have been fulfilled;

(e)the Preliminary Closing Statement; and

(f)any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.4    Closing Adjustments and Closing Payment.

(a)Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement, together with supporting documentation, estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and Section 2.3 (the “Preliminary Closing Statement”). The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, (i) Purchaser shall have the opportunity to review and discuss the Preliminary Closing Statement with Seller, and (ii) if Purchaser notifies Seller on or before such date that it disputes Seller's estimate of the Adjusted Purchase Price and the parties cannot agree on the estimate of the Adjusted Purchase Price, then the Adjusted Purchase Price paid at Closing shall be the amount that is midway between Seller's and Purchaser's estimated amounts and such amount shall be deemed to be the Closing Payment.

(b)As soon as reasonably practicable after the Closing but not later than one hundred eighty (180) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Final Closing Statement”) setting forth the final calculation of the Agreed Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Seller shall, at Purchaser's request, supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, work papers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser's review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than sixty (60) days following receipt of Seller's statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller and Purchaser shall undertake to agree on the final statement of the Final Purchase Price no later than thirty (30) days after receipt of Purchaser's written report containing recommended changes (the “Final Settlement Date”). Unless the parties are unable to reach agreement on the Final Closing Statement on or before the Final Settlement Date, then on the Final Settlement Date, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”).

(c)In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to Grant Thornton LLP or a nationally-

recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”). If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Purchaser shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller's calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Purchaser in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments. Each party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties' independent public accountants). The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including, but not limited to, making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm shall conduct the arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The Agreed Accounting Firm's determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Purchaser, as applicable, and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(b) shall bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Purchaser and Seller have executed the Final Closing Statement. The Parties acknowledge that it is not the intent of this Agreement that either Party be deprived of material amounts of revenue or be burdened by material amounts of expense until the Final Adjustment pursuant to Section 9.4(a). If at any time after Closing either Party is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other Party, it may request payment from the other Party, not more frequently than monthly, and such Party shall make payment of any undisputed amounts within a commercially reasonable period of time. For purposes of the immediately preceding sentence only, material shall mean an amount in excess of $5,000,000.

(d)All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller. Upon execution of the Final Closing Statement by the parties and the payment of the Final Adjustment by one party to the other, neither party shall have any further obligation to for any additional adjustments to the Purchase Price under Section 2.2.

ARTICLE 10
TERMINATION

Section 10.1    Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by mutual written consent of Seller and Purchaser;

(b)by either Seller or Purchaser, if:

(i)
the Closing shall not have occurred on or before the date that is sixty (60) days after the execution of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)
there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(c)by Seller, if Seller's conditions set forth in Section 8.1(a), (b), (d), (g) or (h) are not satisfied or are not capable of satisfaction through no fault of Seller, or are not waived by Seller, as of the Closing Date; provided that, if curable, the underlying breach of such representation or warranty or failure to perform such covenant or agreement has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided further that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(d)by Purchaser, if Purchaser's conditions set forth in Section 8.2(a), (b) or (d) are not satisfied or are not capable of satisfaction through no fault of Seller, or are not waived by Seller, as of the Closing Date; provided that, if curable, the underlying breach of such representation or warranty or failure to perform such covenant or agreement has not been cured within ten (10) days after written notice thereof from Purchaser to Seller; provided further that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date.

(e)By Seller, if the conditions set forth in Sections 8.1(e) or 8.1(f) are not satisfied at any time prior to the Closing Date.

(f)By Purchaser, if the conditions set forth in Sections 8.2(e) or 8.2(f) are not satisfied at any time prior to the Closing Date.

Section 10.2    Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5, 11.4, 11.5, 11.6 and 11.7 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12, all of which shall continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.
Section 10.3    Distribution of Deposit Upon Termination.

(a)If Seller terminates this Agreement pursuant to Section 10.1(c), then Seller shall be entitled to retain the Deposit, as its sole and exclusive remedy as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b)If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Purchaser shall be entitled to receive the Deposit free of any claims by Seller or any other Person with respect thereto after Purchaser has satisfied any remaining obligations hereunder. If Purchaser terminates this Agreement pursuant to Section 10.1(d), provided that such termination is not determined by a trier of fact in a finally adjudicated proceeding to be wrongful, then Purchaser shall retain any legal or equitable remedies for Seller's breach of this Agreement, including, without limitation, specific performance. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to receive any interest actually accrued on the Deposit if the Deposit is returned to Purchaser pursuant to this Section 10.3(b).

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1    Purchaser's Assumption of Liabilities and Obligations.

Subject to the indemnification by Seller under Section 11.4, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all claims, expenses, liabilities and obligations relating to (a) the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets (including Property Costs) for all periods prior to and after the Effective Time, excluding the Interim Operations Liabilities (defined in Section 11.2), including, without limitation, the payment of royalties, overriding royalties and Taxes; (b) Environmental Liabilities whether arising before or after the Effective Time; (c) the P&A Obligations, (d) the payment of pre and post-Effective Time production sale revenues attributable to working interests, royalties, overriding royalties and other interests held in suspense and for which a reduction to the Purchase Price is made, and (e) the restoration and reclamation of the premises covered by or related to the Assets to the extent required by applicable agreements and Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Purchaser's Assumed Obligations”); provided, however, that the Purchaser's Assumed Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities of Seller to the extent that they are Seller's Retained Obligations.
Section 11.2    Seller's Retention of Liabilities and Obligations.

Upon Closing, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to (a) for the Non-Fundamental Survival Period only, the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets (including Property Costs) prior to the Effective Time, except for Environmental Liabilities, but including without limitation the payment of royalties, overriding royalties and Taxes attributable to the period of time prior to the Effective Time or measured by production occurring prior to the Effective Time (“Interim Operations Liabilities”); (b) any personal injury or death, prior to the Closing Date, (c) the Excluded Assets, (d) Retained Employee Liabilities, (e) any Income Tax measured by or imposed on the net income of Seller or any of its Affiliates that was or is attributable to Seller's or any of its Affiliate's ownership or an interest in or the operation of the Assets, and (f) the payment of any amounts attributable to royalties or other interests from the Anderson Escrow, all of said obligations and liabilities herein being referred to as the “Seller's Retained Obligations.”
Section 11.3    Survival.

(a)All representations and warranties of Seller and Purchaser contained herein (“Representations”) and Seller's retention of the Interim Operations Liabilities shall survive for one (1) year after the Closing Date (the “Non-Fundamental Survival Period”); provided, however, that the Representations contained in Section 5.3, Section 5.4, Section 5.6, Section 6.2, Section 6.3, Section 6.5 and Section 6.11 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period (the “Fundamental Survival Period”; and together with the Non-Fundamental Survival Period, the “Survival Period”); and (iii) the Representations contained in Section 5.27 shall terminate on the Closing Date. Upon the termination of a Representation in accordance with the foregoing, such Representation shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b)No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise hereunder unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification is being sought hereunder on or before the expiration of the applicable Survival Period set forth in Section 11.3(a). If an Indemnified Party delivers a Claim Notice with respect to a representation or warranty to an Indemnifying Party before the expiration of the applicable Survival Period set forth in Section 11.3(a), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.4    Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11 (including, without limitation, the survival and the timing requirement in Section 11.3), Seller shall jointly and severally indemnify, defend and hold harmless Purchaser and its directors, officers, employees, stockholders, members, and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:
(a)subject to the applicable Survival Period, any breach of any Representation of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement and any Interim Operations Liabilities REGARDLESS OF FAULT;

(b)any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(c)the Seller's Retained Obligations (other than Interim Operations Liabilities) REGARDLESS OF FAULT; and

(d)any other indemnity obligations of Seller contained herein.

Section 11.5    Indemnification by Purchaser.

From and after the Closing, subject to the adjustments to the Purchase Price for purposes of the Closing Statements contained in Section 2.2 and the terms and conditions of this Article 11 (including, without limitation, the survival and timing requirements of Section 11.3), Purchaser shall indemnify, defend and hold harmless Seller, Seller's Affiliates, and each of their respective managers, general partners, partners, directors, officers, employees, equity owners, stockholders and Seller's predecessors-in-interest (all such persons referred to collectively as the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:
(a)subject to the applicable Survival Period, any breach of any Fundamental Representation of Purchaser contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b)any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Purchaser to Seller in connection with this Agreement;

(c)the Purchaser's Assumed Obligations REGARDLESS OF FAULT;

(d)Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets REGARDLESS OF FAULT; and

(e)any other indemnity obligations of Purchaser contained herein, including without limitation, Section 4.4.

Section 11.6    Indemnification Proceedings.

(a)In the event that any claim or demand for which Seller or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.4 or to an Seller Indemnified Person under Section 11.5 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”) the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.6, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys' fees of the Indemnified Party if the Indemnified Party's counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim). If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.7    Limitations on Indemnities.

(a)Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(b)Notwithstanding anything to the contrary in this Article 11 or otherwise, except with respect to Seller's obligations for post-closing adjustments to the Purchase Price and for matters arising out of or relating to Seller's Retained Obligations or breaches of Fundamental Representations, (i) Seller shall have no liability for any indemnification under Section 11.4 unless and until the amount of the liability for any individual Claim for which a Claim Notice is delivered by Purchaser exceeds $100,000 (each a “Material Indemnification Matter”), (ii) Seller shall not be obligated to indemnify the Purchaser Indemnified Persons pursuant to Section 11.4 unless and until the aggregate amount of all Losses incurred by Purchaser Indemnified Persons with respect to all Material Indemnification Matters exceeds Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) (the “Indemnity Deductible”), in which event the Purchaser Indemnified Persons may recover all Losses incurred with respect to such Material Indemnification Matters in excess of the Indemnity Deductible, and (iii) Seller's maximum liability for Losses associated with all Material Indemnification Matters shall be thirty percent (30%) of the Purchase Price before any adjustments.

Section 11.8    Release.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO BY SELLER AND PURCHASER OR PROVIDED FOR BY DECISION OF THE INDEPENDENT EXPERT, PURSUANT TO Section 4.3) (IF ANY), AT THE CLOSING PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.
Section 11.9    Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO Section 9.2(c), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES.

(b)EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF

THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO Section 9.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)EXCEPT AS REPRESENTED IN ARTICLE 5, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.10    Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties and provide Seller with copies of all recorded or approved instruments. The Conveyances are intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered by other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment.
Section 11.11    Non-Compensatory Damages.

None of the Purchaser Indemnified Persons nor Seller Indemnified Persons shall be entitled to recover from Seller or Purchaser, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney's fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney's fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Purchaser, on behalf of each of the Purchaser Indemnified Persons, and Seller, on behalf of each of Seller Indemnified Persons, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
ARTICLE 12
MISCELLANEOUS

Section 12.1    Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
Section 12.2    Notices.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:
If to Seller:            Merit Energy Company
13727 Noel Road, Ste 500
Dallas, Texas 75240
Attention: General Counsel
Telephone: 972-701-8377
Facsimile: 972-960-1252

With a copy to (which:    Merit Energy Company
shall not constitute        13727 Noel Road, Ste. 500
notice to Seller):        Dallas, Texas 75240
Attention: Director - Acquisitions and Divestitures
Telephone: 972-701-8377
Facsimile: 972-960-1252

If to Purchaser:        Petroleum Development Corporation dba PDC Energy
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
Attention: General Counsel
Telephone: 303-860-5800
Facsimile: 303-860-5838

With a copy to (which
shall not constitute
notice to Purchaser):        Petroleum Development Corporation dba PDC Energy
1775 Sherman Street, Suite 3000
Denver, Colorado 80203
Attention: Vice President Land
Telephone: 303-860-5800
Facsimile: 303-860-5838

Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.
Section 12.3    Transfer Taxes.

Purchaser shall bear any Transfer Taxes incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.
Section 12.4    Expenses.

Except as otherwise expressly provided in Section 12.4, or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5    Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Purchaser shall eliminate the names “Merit Energy Company”, “Merit” and any variants thereof and any names of Seller's Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
Section 12.6    Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. SUBJECT TO SECTION 12.18, JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN DALLAS COUNTY, TEXAS, AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.
Section 12.7    Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 12.8    Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of Seller and Purchaser under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
Section 12.9    Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 12.10    Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.
Section 12.11    Amendment.

(a)This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.12    No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).
Section 12.13    References.

In this Agreement:
(a)References to any gender includes a reference to all other genders;

(b)References to the singular includes the plural, and vice versa;

(c)Reference to any Article or Section means an Article or Section of this Agreement;

(d)Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)Unless expressly provided to the contrary, “hereunder”, “hereof', “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)“Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g)Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions Section hereof.

Section 12.14    Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.
Section 12.15    Conspicuousness.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.
Section 12.16    Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.
Section 12.17    Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 12.18    Dispute Resolution.

In the event of a disagreement, dispute, controversy or claim between the parties arising out of or relating to this Agreement or the transactions contemplated hereby that cannot be resolved between the parties (a “Dispute”), settlement shall be determined by arbitration proceedings, which, except as otherwise provided in this Agreement (including without limitation, Section 3.5(k), Section 4.3(f) and Section 9.4(c)), shall be conducted as follows:
(a)Within ten (10) days after written demand by either party for arbitration, each party shall appoint one arbitrator. The two arbitrators so appointed shall then appoint a third arbitrator. If either party shall fail to appoint an arbitrator within the time stated, or if the two arbitrators so appointed fail within ten (10) days after the appointment of the second of them to agree on a third arbitrator, the arbitrator or arbitrators necessary to complete a panel of three (3) arbitrators shall be appointed by the Houston, Texas office of the AAA. None of the arbitrators shall have any interest in either of the parties or any affiliated or associated companies of the parties.

(b)The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.

(c)The arbitration proceeding shall be held in Dallas, Texas and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing.

(d)At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and may include an award of reasonable costs and attorney's fees if the arbitrator panel so determines.

(f)The costs incurred in employing the arbitrators, including the arbitrators' retention of any independent qualified experts, shall be borne 50% by the Seller and 50% by Purchaser.

(g)The arbitrator's award may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court.

EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE FOR SETTLEMENT BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 12.18, AND HEREBY WAIVES THE RIGHT TO PROCEED TO COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON EXCEPT RECOURSE TO COURTS FOR ENFORCEMENT OF ARBITRAL AWARDS OR OTHER ORDERS OF THE ARBITRATORS ISSUED IN AN ARBITRATION PURSUANT TO THIS SECTION 12.18 OR SEEKING ANY INTERIM OR CONSERVATORY MEASURES OF THE RULES OF ARBITRATION OF THE AAA OR THE PROVISIONS OF THIS SECTION 12.18.
Section 12.19    Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:
MERIT MANAGEMENT PARTNERS I, L.P.
MERIT ENERGY PARTNERS III, L.P.

By:    Merit Management Partners GP, LLC,
general partner

By: /s/ Christopher S. Hagge
Christopher S. Hagge,
Vice President

MERIT ENERGY PARTNERS D-III, L.P.

By:    Merit Management Partners I, L.P.,
general partner

By: Merit Management Partners GP, LLC,
general partner

By: /s/ Christopher S. Hagge
Christopher S. Hagge,
Vice President

PURCHASER:
PETROLEUM DEVELOPMENT CORPORATION

By: /s/ Lance A. Lauck
Lance A. Lauck,
Senior Vice President - Corporate Development

Signature Page - Purchase and Sale Agreement dated May 11, 2012 between Merit Management Partners I, L.P., Merit Energy Partners III, L.P., and Merit Energy Partners D-III, L.P. and Petroleum Development Corporation dba PDC Energy